Exhibit 99.4
AGREEMENT

This Agreement is made as of April  7, 2009 ( the “Agreement”), by and among ALEXANDER L. BERK (“Executive”), an individual residing in Glencoe, Illinois, CONSTELLATION BRANDS, INC. (“Constellation”), a Delaware corporation with its headquarters located at 207 High Point Drive, Building 100, Victor, New York 14564, and CONSTELLATION SERVICES LLC (“Services”), a Delaware limited liability company having an office at 1 South Dearborn, Suite 1700, Chicago, Illinois 60603.

WHEREAS, Executive has been employed as President and Chief Executive Officer of Services, successor by merger to Barton Incorporated (“Barton”) and each of Services and Barton being or having been a wholly-owned subsidiary of Constellation, pursuant to the terms of an Executive Employment Agreement dated May 21, 2008 among Executive, Constellation and Barton (the “Executive Agreement”);

WHEREAS, Constellation has recently completed the sale of certain entities and assets owned by Barton and its affiliates (the “Barton Sale”);

WHEREAS, Executive and Constellation have mutually agreed that Executive shall continue to work as a full-time employee of Services up until May 31, 2009, whereupon Executive shall terminate employment as an employee with Services and its affiliates;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Constellation and Executive agree as follows:

1.     Transaction Bonus.  In connection with the services Executive provided regarding the Barton Sale, Constellation or Services shall pay Executive a lump sum amount equal to $260,584.00 on or about April 15, 2009 or as soon as administratively practicable thereafter (the “Transaction Bonus”) assuming a successful close of the transaction.  The Transaction Bonus shall be included in the calculation of Executive’s “Previous Bonus”, as such term is defined under the Executive Agreement, for purposes calculating Executive’s post-termination rights under the Executive Agreement.

2.     LTSIP Enhancements.  In connection with and subject to Executive’s termination of employment as an employee on May 31, 2009, Executive shall fully vest in all of his unvested Constellation options and all of Executive’s vested options may be exercised until the earlier of: (i) February 28, 2011; or (ii) the expiration date of the option.

3.             Executive Agreement.  In connection with and subject to Executive’s termination of employment on May 31, 2009, Executive shall be entitled to the post-termination benefits as are set forth in the Executive Agreement; provided that such benefits shall be subject to the terms and conditions of the Executive Agreement except only as expressly set forth herein.  For the purposes of calculating Executive’s post-termination rights under the Executive Agreement, the calculation of post-

termination rights pursuant to Section 6(d) of the Executive Agreement shall be based upon the automobile allowance program in effect for executives of Constellation on May 31, 2009.

4.             Assignment.  This agreement may not be assigned or transferred by Executive.  This Agreement may be assigned or transferred by Constellation and Services.

5.             Amendment, Waiver.  No amendment or modification of this Agreement shall be valid unless evidenced in a writing executed by the parties hereto.  No waiver by any party of a breach of this Agreement shall be binding except if in a writing signed by the party to be bound by the waiver.

6.             Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

7.             Consent to Jurisdiction.  Executive agrees that he is subject to the jurisdiction of the courts of the State of New York, and that any claim brought by either party alleging breach of this Agreement shall be brought in a state or federal court located in Monroe County, New York or Ontario County, New York.

8.             Counterparts.  This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, and such counterparts together shall constitute one and the same document.  A faxed, executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

ALEXANDER L. BERK	CONSTELLATION BRANDS, INC.

/s/ Alexander L. Berk	By:	/s/ Robert Sands
Robert Sands
President and Chief Executive Officer

CONSTELLATION SERVICES LLC

By:	/s/ Robert Sands
Robert Sands
Vice President